Exhibit (a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated August 20, 2010, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot do so, Purchaser will not make the Offer to nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Penwest Pharmaceuticals Co.

at

$5.00 Net Per Share in Cash

by

West Acquisition Corp.

an indirect wholly-owned subsidiary of

Endo Pharmaceuticals Holdings Inc.

West Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (including common shares issuable upon the conditional exercise of options to purchase shares of common stock (the “Option Shares”) and warrants to acquire shares of common stock (the “Warrant Shares”), each option and warrant having an exercise price of less than $5.00 per share (collectively, the “Shares”), of Penwest Pharmaceuticals Co., a Washington corporation (“Penwest”), at a price of $5.00 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering shareholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 9, 2010 (together with any amendments or supplements thereto, the “Merger Agreement”), among Endo, Purchaser and Penwest, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Penwest, and Penwest will be the surviving corporation (the “Merger”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, SEPTEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the following conditions, among others:

•

there having been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the total number of outstanding Shares on a “fully diluted basis” on the Expiration Date. We refer to this condition as the “Minimum Tender Condition;”

•

any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable competition law enacted by a material foreign jurisdiction having expired or been terminated;

•

no applicable law and no temporary restraining order, preliminary injunction, permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction will be then in effect which (A) has the effect of making illegal or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) imposes any material limitations on Endo’s (1) ownership of Penwest, or (2) operation of all or a material portion of the businesses or assets of Penwest, on the one hand, or (to the extent directly related to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement) of Endo, on the other hand, or (C) compels Penwest, on the one hand, or (to the extent directly related to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement) Endo and its subsidiaries, taken as a whole, on the other hand, to dispose of or hold separate any material portion of their respective businesses or assets;

•

there not being pending any claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding by any governmental entity that would reasonably be expected to result in any of the consequences referred to in clauses (A), (B) or (C) of the third subparagraph above; and

•

since the date of the Merger Agreement, there not having been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have any material adverse effect on Penwest.

Endo reserves the right to waive any of the conditions to the Offer in its sole discretion, other than the Minimum Tender Condition. The Offer is also subject to certain other terms and conditions, as more fully described in the Offer to Purchase.

As used herein with respect to Endo’s ownership of Shares, “Fully Diluted Basis” shall mean after taking into account all outstanding Shares and assuming the conversion or exercise of only those derivative securities which both (A) if applicable, have a per share exercise or “strike” price that is less than the Offer Price and (B) are then vested or exercisable or would become vested or exercisable at any time within 60 days after the Expiration Date assuming that the holder of any such security satisfies the vesting or exercise conditions applicable thereto during such time period.

The board of directors of Penwest has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the shareholders of Penwest, (ii) adopted and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and declared it advisable that Penwest enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved to recommend that Penwest’s shareholders accept the Offer and approve the Merger and the Plan of Merger and (iv) taken all actions so that the restrictions contained in the Penwest Articles of Incorporation and the Washington Business Corporation Act (the “WBCA”) applicable to a “significant business transaction” (as defined in Chapter 23B.19 of the WBCA) will not apply to the execution, delivery or performance of the Merger Agreement or the Shareholder Tender Agreements (as defined in the Offer to Purchase), or to the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Continuing Directors of Penwest (as such term is defined in the Penwest Articles of Incorporation), voting separately as a subclass of the board of directors of Penwest, have unanimously adopted and approved the Merger Agreement and the Merger.

The purpose of the Offer is for Endo and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Penwest. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to effect the Merger. No dissenters’ rights are available to holders of Shares in connection with the Offer, however, holders of Shares may be entitled to demand appraisal in connection with the Merger.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), Purchaser expressly reserves the right to waive any conditions to the Offer (provided, that the Minimum Tender Condition described above and certain other provisions may be waived only with the prior written consent of Penwest), or modify the terms of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser reserves the right, and under certain circumstances Purchaser may be required, to extend the Offer, as described in Section 1 of the Offer to Purchase. Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser may elect to provide a subsequent offering period of between three and 20 business days upon expiration of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by cash deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases (other than by conditional option or warrant exercise, for which shareholders must follow the Instructions set forth in the Instructions for Conditional Exercise for Tender of Option Shares and Warrant Shares and the Conditional Election Form), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer (other than any Options Shares or Warrant Shares, for which a shareholder must follow the Instructions set forth in the Instructions for Conditional Exercise for Tender of Option Shares and Warrant Shares and the Conditional Election Form to withdraw Option Shares and Warrant Shares) may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Endo, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Penwest has provided Purchaser with Penwest’s shareholder list and securities position listings for the purpose of communicating to the holders of Shares information regarding the Offer. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Penwest’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. shareholders, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE: (800) 322-2885

Email: proxy@mackenziepartners.com

August 20, 2010

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